SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2015

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36878	20-8627710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 313-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2015, pursuant to the terms and conditions of that certain Agreement and Plan of Merger by and among National Commerce Corporation, (the “Company”), National Bank of Commerce, a wholly owned subsidiary of the Company (“NBC”), and Reunion Bank of Florida (“Reunion”), dated July 7, 2015 (the “Merger Agreement”), Reunion merged with and into NBC (the “Merger”). The Merger and the Merger Agreement had previously been approved by Reunion’s stockholders at a special meeting of Reunion’s stockholders held on October 26, 2015.

In the Merger, each issued and outstanding share of Reunion common stock was converted into the right to receive either 0.7273 shares of the Company’s common stock or $16.00 in cash, without interest. However, under the Merger Agreement, 80% of the shares of outstanding Reunion common stock, or approximately 1,841,418 shares, were converted into the right to receive newly issued shares of the Company’s common stock, and the remaining 20% of the outstanding shares of Reunion common stock, or approximately 460,355 shares, were converted into the right to receive cash. Accordingly, the Company will issue a total of 1,339,264 shares of its common stock as stock consideration in the Merger and will pay an aggregate of $7,365,680 as cash consideration in the Merger. Based on valid elections received prior to the election deadline set forth in the Merger Agreement, each share of Reunion common stock for which a valid election was made was converted into the right to receive the form of consideration elected, and each share of Reunion common stock for which no valid election was made was converted into the right to receive $3.56436 in cash and 0.56528 shares of the Company’s common stock. Additionally, at the effective time of the Merger, options to purchase 286,343 shares of Reunion common stock that were outstanding immediately prior to the Merger were converted automatically into options to purchase 208,257 shares of the Company’s common stock. Reunion stockholders are also entitled to receive $23.02 in lieu of any fractional share of the Company’s common stock otherwise distributable following the application of the provisions described above.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

A copy of the press release, dated November 2, 2015, announcing the completion of the Merger is included as Exhibit 99.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective immediately upon consummation of the Merger, and in accordance with the terms of the Merger Agreement, the size of the Company’s board of directors increased by one member as of October 31, 2015, and Dr. Stephen A. Sevigny was appointed to fill the vacancy. Dr. Sevigny was a member of the Reunion board of directors until the effective time of the Merger. Aside from the terms of the Merger Agreement, there are no arrangements or understandings between Dr. Sevigny and any other person pursuant to which he was appointed to the directorship position of the Company described above. Additionally, there are no related person transactions involving Dr. Sevigny and the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Dr. Sevigny will receive the compensation that other directors of the Company receive, as described in the section titled “Executive Compensation – Director Compensation” included in the Proxy Statement-Prospectus filed by the Company with the SEC on September 23, 2015 (the “Proxy Statement-Prospectus”); provided, however, that the compensation of the Company’s directors may be adjusted by the Company’s board of directors from time to time.

In connection with his appointment as a director of the Company, Dr. Sevigny entered into an indemnification agreement with the Company, effective as of October 31, 2015, the form of which has been previously approved by the Company’s board of directors and entered into by each of the Company’s current directors and executive officers (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Dr. Sevigny to the fullest extent permitted by Delaware law and is in addition to protections provided in the Company’s certificate of incorporation and bylaws. Under the Indemnification Agreement, Dr. Sevigny will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions brought, or threatened to be brought, against him in connection with his duties. The Indemnification Agreement also contains various covenants by the Company as to the maintenance of directors’ and officers’ liability insurance.

This description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger by and among National Commerce Corporation, National Bank of Commerce and Reunion Bank of Florida, dated July 7, 2015 (incorporated by reference to the Proxy Statement-Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-206643)).

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-55336), filed on January 26, 2015).

99.1	Press Release dated November 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATIONAL COMMERCE CORPORATION

November 2, 2015	/s/ William E. Matthews, V
William E. Matthews, V
Vice Chairman and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger by and among National Commerce Corporation, National Bank of Commerce and Reunion Bank of Florida, dated July 7, 2015 (incorporated by reference to the Proxy Statement-Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-206643)).

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-55336), filed on January 26, 2015).

99.1	Press Release dated November 2, 2015.